                                                                     EXHIBIT 4.8

                                    SCHEDULE
                                     TO THE
                                MASTER AGREEMENT
                         dated as of September 16, 2004

                                     Between

                         ABN AMRO BANK N.V. ("Party A")

                                       and

             NISSAN AUTO RECEIVABLES 2004-C OWNER TRUST ("Party B")

                                     PART 1
                             TERMINATION PROVISIONS

In this Agreement:-

(a)   "SPECIFIED ENTITY" shall not apply.

(b) "BREACH OF AGREEMENT" provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B.

(c) "CREDIT SUPPORT DEFAULT" provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B.

(d) "MISREPRESENTATION" provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

(e) "DEFAULT UNDER SPECIFIED TRANSACTION" provisions of Section 5(a)(v) will not apply to Party A and will not apply to Party B.

(f) "CROSS DEFAULT" provisions of Section 5(a)(vi) will not apply to Party B. The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A; provided, however, that it shall not constitute an Event of Default under this Section 5(a)(vi) if (i) such event, condition or failure arises in the ordinary course of business by mistake, oversight or transfer difficulties in the payment of money, such event, condition or failure is remedied on or before the third Business Day after the occurrence or existence of such event, condition or failure, and (ii) no Specified Indebtedness in an aggregate amount equal to or in excess of the Threshold Amount is accelerated as a result of such event, condition or failure.

      "SPECIFIED INDEBTEDNESS" shall mean any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money (which, for the avoidance of doubt, shall include, without limitation, bonds, notes, commercial paper or similar instruments issued or guaranteed by the relevant party; and shall exclude deposits received).

      "THRESHOLD AMOUNT" means with respect to Party A, an amount equal to three percent (3%) of its total equity share capital (as specified from time to time in its most recently published audited annual statement in accordance with generally accepted accounting principles), or its equivalent in any other currency

(g) "MERGER WITHOUT ASSUMPTION" provisions of Section 5(a)(viii) will apply to Party A and will not apply to Party B.

(h) "TAX EVENT" provisions of Section 5(b)(ii) will apply to Party A and will not apply to Party B.

(i) "TAX EVENT UPON MERGER" provisions of Section 5(b)(iii) will apply to Party A and will not apply to Party B.

(j) "CREDIT EVENT UPON MERGER" provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(k)   "TERMINATION CURRENCY" means United States Dollars.

(l) The "AUTOMATIC EARLY TERMINATION" provision of Section 6(a) will not apply to either party.

(m) PAYMENTS ON EARLY TERMINATION. For the purpose of Section 6(e) of this Agreement:-

      (i)   Market Quotation will apply with respect to this Agreement.

      (ii)  The Second Method will apply to this Agreement.

(n) ADDITIONAL TERMINATION EVENT will apply. The occurrence of each of the following events shall constitute an "Additional Termination Event" for purposes of Section 5(b)(v)

            (i) either (1) the Notes are accelerated following an Indenture Default (as defined in Section 5.01 of the Indenture) and such acceleration has not been waived pursuant to Section 5.02 or Section
            5.12 of the Indenture, or (2) the Trust Estate is liquidated pursuant to Section 5.04(a)(iv) of the Indenture (either such event, a "Liquidation Event"). Upon the occurrence of a Liquidation Event, Party A may, provided such Additional Termination Event is continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of the Transaction that is subject to this Agreement. If an event or circumstance which would constitute an Event of Default by Party A under this Agreement gives rise to an Indenture Default under the Indenture, it will be treated as an Event of Default by Party A and not as an Additional Termination Event. If this Additional Termination Event occurs, Party B shall be the sole Affected Party; or

            (ii) without the consent of Party A (which consent shall not be unreasonable denied), the Indenture is amended or supplemented in any manner which would adversely affect any of Party A's rights or obligations under this Agreement. If this Additional Termination Event occurs, Party B shall be the sole Affected Party; or

            (iii) the occurrence of an Additional Termination Event as forth in
            Part 5(o) hereof. If this Additional Termination Event occurs, Party A shall be the sole Affected Party and all Transactions then outstanding between the parties shall be Affected Transactions

(o) The provisions of Section 5(a)(vii)(2) will apply to Party A and will not apply to Party B.

                                     PART 2

                              TAX REPRESENTATIONS

(a) PAYER TAX REPRESENTATION. For the purpose of Section 3(e), each of Party A and Party B will make the following representation:

      It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Sections 2(e), 6(d)(ii) or 6(e)) to be made by it to the other party under this Agreement. In making this representation, it may rely on:

      (i) the accuracy of any representation made by the other party pursuant to Section 3(f);

      (ii) the satisfaction of the agreement of the other party contained in Sections 4(a)(i) and 4(a)(iii) and the accuracy and effectiveness of any document provided by the other party pursuant to Sections 4(a)(i) and 4(a)(iii); and

      (iii) the satisfaction of the agreement of the other party contained in
            Section 4(d);

      provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b) PAYEE TAX REPRESENTATIONS. For the purpose of Section 3(f), Party A will make the following representations:

      (i) It is a resident of The Netherlands for the purpose of the application of the existing tax treaties between The Netherlands and those countries where offices of Party B are located.

      (ii) It is fully eligible for the benefits of the "Business Profits" or "Industrial and Commercial Profits" provision, as the case may be, the "Interest" provision or the "Other Income" provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction. With respect to Party A, Specified Treaty means the income tax treaty between the United States and The Netherlands; Specified Jurisdiction means the United States.

      (iii) It is a "non-U.S. branch of a foreign person" (as that term is used in section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations) for United States federal income tax purposes, and payments received or to be received by it in connection with this Agreement will not be effectively connected with its conduct of a trade or business in the United States.

      (iv) It is a "foreign person" (as that term is used in section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

For the purpose of Section 3(f), Party B will make the following representation:

      (i) It is a trust organized or formed under the laws of the State of Delaware.

      (ii)  It is a United States Person for U.S. federal income tax purposes.

                                     PART 3

                            DOCUMENTS TO BE DELIVERED

For the purpose of Section 4(a):

(a)   Tax forms, documents or certificates to be delivered are:

      Each party agrees to complete, accurately and in a manner reasonably satisfactory to the other party, and to execute, arrange for any required certification of, and deliver to the other party (or to such government or taxing authority as the other party reasonably directs), any form or document that may be required or reasonably requested in order to allow the other party to make a payment under this Agreement without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate, promptly upon the earlier of
      (i) reasonable demand by the other party and (ii) learning that the form or document is required.

PARTY REQUIRED TO                       FORM/DOCUMENT/                                 DATE BY WHICH
DELIVER DOCUMENT                         CERTIFICATE                                  TO BE DELIVERED
Party A                     (i) One properly completed and duly           (i) Upon execution and delivery of this
                            executed U.S. Internal Revenue Service        Agreement; (ii) promptly upon reasonable
                            Form W-8BEN (or applicable successor          demand by Party B; and (iii) promptly upon
                            thereto) and (ii) any other form or           learning that Form W-8BEN or any other form
                            document that may be reasonably               previously provided by Party A has become
                            requested, and that Party A is eligible       obsolete or incorrect, including upon a
                            to provide, in order to allow the             change in circumstances that makes any
                            requesting party to make a payment            information provided on or with the form
                            without (or with reduced) withholding         incorrect.
                            Tax.

Party B                     (i) One properly completed and duly           (i) Upon execution of this Agreement, (ii)
                            executed U.S. Internal Revenue Service        thereafter promptly upon reasonable demand
                            Form W-9 (or any successor form) and          by Party A and (iii) promptly upon learning
                            (ii) any other form or document that may      that such form previously provided by Party
                            be reasonably requested, and that Party       B has become obsolete or incorrect.
                            B is eligible to provide, in order to
                            allow the requesting party to make a
                            payment without (or with reduced)
                            withholding Tax.

(b)   Other documents to be delivered are:

      (i) Each party shall promptly deliver to the other party, certified evidence of the authority, incumbency and specimen signature of each authorized person executing any document on its behalf in connection with this Agreement upon execution of each document by any person. Covered by Section 3(d) representation.

      (ii) Party A upon request shall promptly deliver to the other party, a copy of its most recent Annual Report containing consolidated financial statements, prepared in accordance with generally accepted accounting principles for institutions of its type in the jurisdiction of its organization and certified by independent public accountants. Covered by Section 3(d) representation.

      (iii) Party B shall promptly provide to Party A a conformed copy of each of the indenture (the "Indenture"), to be dated as of September 16, 2004, between Party B and U.S. Bank National Association, as Indenture Trustee, and the Sale and Servicing Agreement (the "Sale and Servicing Agreement"), to be dated as of September 16, 2004, among Party B, Nissan Auto Receivables Corporation II, as Seller, and Nissan Motor Acceptance Corporation, as Servicer.

      (iv) Party B shall supply (and/or shall instruct the Trustee to supply) Party A with copies of all accountings and reports required to be supplied to an entity that is a Noteholder (as defined in the Indenture). Copies of such accountings and/or reports shall be delivered to Party A at the following address:

                  ABN AMRO BANK N.V., LONDON BRANCH
                  199 Bishopsgate,
                  London EC2M 3XW,
                  United Kingdom
                  Attention:  Fixed Income Derivatives Documentation
                  Telex:  887139   Answerback: ABNALN G
                  Telephone:  44 20 7678 3311
                  Electronic Messaging System Details: Swift ABNA GB 2L matthew.ackland@uk.abnamro.com fax: 44-207-857-9587
                  stephen.potter@uk.abnamro.com  fax: 44-207-678-9503

      (v) Each party will, upon execution of this Agreement, deliver a legal opinion of counsel in form and substance satisfactory to the other party regarding this Agreement and any other matters as such other party may reasonably request.

                                     PART 4

                                  MISCELLANEOUS

(a) GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine, except for Section 5-1401 of the New York General Obligations
Law).

(b)   "AFFILIATE" will have the meaning specified in Section 14.

(c)   OFFICES. The provisions of Section 10(a) will apply to this Agreement.

(d)   MULTIBRANCH PARTY. For the purpose of Section 10:-

      Party A is not a Multibranch Party.

      Party B is not a Multibranch Party.

(e)   ADDRESSES FOR NOTICES. For the purpose of Section 12(a):-

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

      (i)   Addresses for notices or communications to Party A:-

            (1)   For all purposes of this Agreement:

                  ABN AMRO BANK N.V., LONDON BRANCH
                  199 Bishopsgate,
                  London EC2M 3XW,
                  United Kingdom
                  Attention: Fixed Income Derivatives Documentation
                  Telex: 887139 Answerback: ABNALN G
                  Telefax: 44 20 7857 9428
                  Telephone: 44 20 7678 3311
                  Electronic Messaging System Details: Swift ABNA GB 2L

      (ii)  Address for notices or communications to Party B:

                  NISSAN AUTO RECEIVABLES 2004-C OWNER TRUST
                  c/o Wilmington Trust Company, as Owner Trustee
                  Rodney Square North
                  1100 N. Market Street
                  Wilmington, DE 19890
                  Facsimile No.: 302-651-8882
                  Attn: Corporate Trust Administration

                  with a copy to the Administrative Agent (as defined in the Indenture) at:

                  NISSAN MOTOR ACCEPTANCE CORPORATION, as Administrative Agent 990 West 190th Street
                  Torrance, CA 90502
                  Facsimile No.: 310-324-2542
                  Attn: Treasurer

                  with a copy to the Indenture Trustee (as defined in the Indenture) at:

                  U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee Wrigley Building
                  400 N. Michigan Ave., 2nd Floor
                  Chicago, IL 60611
                  Facsimile No.: 312-836-6701
                  Attn: Nissan Auto Receivables 2004-C Owner Trust

(f) CALCULATION AGENT. The Calculation Agent will be Wells Fargo Bank National Association.

(g)   CREDIT SUPPORT DOCUMENT. Details of any Credit Support Document:

      Credit Support Document means in relation to Party A, the Credit Support Annex by Party A and Party B attached hereto and made a part hereof.

      Credit Support Document means in relation to Party B, the Credit Support Annex by Party A and Party B attached hereto and made a part hereof.

(h)   CREDIT SUPPORT PROVIDER.

      Credit Support Provider means in relation to Party A, not applicable.

      Credit Support Provider means in relation to Party B, not applicable.

(i) NETTING OF PAYMENTS. Subparagraph (ii) of Section 2(c) of this Agreement will apply to any Transactions.

(j)   PROCESS AGENT. For the purpose of Section 13(c):-

      Party A appoints no agent as its Process Agent.

      Party B appoints no agent as its Process Agent.

                                     PART 5

                                OTHER PROVISIONS

(a) ISDA DEFINITIONS. The 2000 ISDA Definitions (the "2000 Definitions"), as published by the International Swaps and Derivatives Association, Inc., shall be deemed a part of this Agreement as if fully set forth herein. The Definitions and the provisions of Section 14 of this Agreement shall be deemed a part of each Confirmation as if set forth in full therein.

(b) INTERPRETATION. In the event of any inconsistency between the provisions of this Schedule and the Definitions, this Schedule will prevail. In the event of any inconsistency between the provisions of this Schedule and the printed Agreement of which it forms a part, this Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Schedule, such Confirmation will prevail for the purpose of the relevant Transaction.

(c) ADDITIONAL REPRESENTATIONS. Each party represents and warrants to the other that (i) it is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction, and any other documentation relating to this Agreement that it is required by the Agreement to deliver as principal (and not as agent or in any other capacity, fiduciary or otherwise) and (ii) it is an "eligible contract participant" under, and as defined in, Section 1a of the Commodity Exchange Act (7 USC 1a), amended from time to time.

(d) CONSENT TO RECORDING. Each party consents to the recording of the telephone conversations of trading, marketing and other relevant personnel of the parties in connection with this Agreement or any potential Transaction.

(e) WAIVER OF JURY TRIAL. Each Party irrevocably waives any and all right to trial by jury in any legal proceeding instituted in connection with this Agreement or any Transaction to the fullest extent permitted by law.

(f) RELATIONSHIP BETWEEN THE PARTIES. This Agreement is hereby amended by the addition of a new Section 15 as follows:

      "15. RELATIONSHIP BETWEEN THE PARTIES. Each party will be deemed to represent to the other party on the date on which it enters into a Transaction (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

      (a) NON RELIANCE. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

      (b) ASSESSMENT AND UNDERSTANDING. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction.

      (c) STATUS OF PARTIES. The other party is not acting as a fiduciary for or an advisor to it in respect of that Transaction."

(g) TRANSACTIONS. The only Transaction that may be entered into pursuant to this Agreement is the Transaction being executed on the date hereof pursuant to which Party B is the buyer of an interest rate cap and has satisfied all its payment obligations under Section 2(a)(i) of this Agreement, and shall at the time have no future payment obligations, whether absolute or contingent, under such Section.

(h) PARTY A ACKNOWLEDGMENT. Notwithstanding anything to the contrary in this Agreement, Party A hereby

      (a) acknowledges and agrees that Party B has assigned all of its right, title and interest in, to and under this Agreement to the Indenture Trustee for the benefit of the Noteholders pursuant to the Indenture and that in the event of an Indenture Default (as defined in the Indenture) the Indenture Trustee shall be entitled to exercise all rights and remedies of a secured party with respect to this Agreement; and

      (b) agrees that, unless notified in writing by the Indenture Trustee of other payment instructions, any and all amounts payable by Party A to Party B shall be paid to the Indenture Trustee.

(i) NO PETITION; LIMITED RECOURSE. Party A hereby agrees that it shall not institute against, or join any other Person in instituting against Party B any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state or other bankruptcy or similar laws. Notwithstanding the foregoing, nothing herein shall prevent Party A from participating in any such proceeding once commenced.

      Party A hereby acknowledges and agrees that Party B's obligations hereunder will be solely the limited recourse obligations of Party B, and that Party A will not have any recourse to any of the directors, officers, employees, shareholders or affiliates of Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. Notwithstanding any other provisions hereof, recourse in respect of any obligations of Party B to Party A hereunder or thereunder will be limited to the Collateral (as defined in the Indenture) and on the exhaustion thereof all claims against Party B arising from this Confirmation or any other transactions contemplated hereby or thereby shall be extinguished.

(j) NO GROSS-UP FOR PARTY B. Section 2(d) of the Agreement shall not apply with respect to the Counterparty so that Party B shall not be obligated to gross up pursuant thereto.

(k) AMENDMENT TO SECTION 7 OF THE AGREEMENT. Section 7 of the Agreement is hereby amended by

      (i) adding the words "and the confirmation of the Rating Agencies" immediately following the word "party" in the third line thereof; and

      (ii) adding the following sentence immediately following the final sentence thereof:

            "In addition, each transfer effected in accordance with this Section and each transfer effected pursuant to Section 6(b)(ii) shall be effective only if it is confirmed by the Rating Agencies."

(l) NO SET-OFF. Without affecting the provisions of this Agreement requiring the calculation of certain net payment amounts, all payments under this Agreement will be made without Set-off or counterclaims.

(m) AMENDMENT TO SECTION 9(b) OF THE AGREEMENT. Section 9(b) of the Agreement is amended by adding the following sentence immediately following the end of the first sentence thereof:

      "In addition, no amendment modification or waiver in respect of this Agreement will be effective unless the Rating Agencies consent to such amendment."

(n) AMENDMENT TO SECTION 6(e) OF THE AGREEMENT. Section 6(e) of the Agreement is amended by deleting the last sentence of the introductory paragraph thereof.

(o) RATINGS DOWNGRADE PROVISIONS. Unless written notification to the contrary has been received from the Rating Agencies, following the occurrence of a Ratings Event, the parties shall comply with the following provisions, as applicable.

      I. If a Ratings Event shall occur and be continuing with respect to Party A, then Party A shall, within 5 Local Business Days of the occurrence of such Ratings Event, give notice of the occurrence of such Ratings Event to Party B. Following such notice, Party A may either

            (A) at its sole option and expense, provide, or cause to be provided, a Third Party Credit Support Document to Party B; or

            (B) at its sole option and expense, use reasonable efforts to transfer or assign Party A's rights and obligations under the Agreement and all Confirmations to another party; or

            (C) at its sole option and expense, establish such other arrangements with Party B.

      Each of I(A), I(B) and I(C) above shall be subject to satisfaction of the Rating Agency Condition.

      If, on or prior to the date that is 30 calendar days after the occurrence of a Ratings Event, Party A has provided a Third Party Credit Support Document as provided in I(A) above or such other arrangements as provided in I(C) above and the Rating Agency Condition has been satisfied, then, for so long as such Third Party Credit Support Document or such other arrangement is in effect, and the Rating Agency Condition continues to be satisfied, Party A shall have no further obligations in respect of this Part 5(o)(I).

      If,

            (i) on or prior to the date that is 30 calendar days after the occurrence of a Ratings Event, Party A has not provided a Third Party Credit Support Document as provided in I(A) above, transferred its rights and obligations as provided in I(B) above or established such other arrangements as provided in I(C) above, or

            (ii) Party A has provided a Third Party Credit Support Document as provided in I(A) above but such Third Party Credit Support Document or such other arrangement, as the case may be, has ceased to be in effect and/or the Rating Agency Condition is no longer satisfied, or

            (iii) Party A's long-term senior unsecured debt rating is lower than BBB- by S&P then, on the first Local Business Day following the date that is 30 calendar days after the occurrence of the Ratings Event (in respect of (i) above) or on the first Local Business Day following the date on which (A) the Third Party Credit Support Document or such other arrangement referred to in (ii) above has ceased to be in effect and/or fails to satisfy the Rating Agency Condition or (B) Party A's long-term senior unsecured debt rating falls below BBB- by S&P, Party A shall deliver Eligible Collateral to Party B in accordance with the terms of an Approved Credit Support Document and on such terms satisfactory to the Rating Agencies. Notwithstanding Party A's posting of Eligible Collateral in accordance with the terms of the Approved Credit Support Document, Party A shall use best efforts to either transfer its rights and obligations to an acceptable third party or, in case of clause (i) or (ii) only, to provide a Third Party Credit Support Document. Notwithstanding the foregoing, Party A's obligations under this Part 5(o)(I) to find a transferee or provide a Third Party Credit Support Document and to post Eligible Collateral under the Approved Credit Support Document shall remain in effect only for so long as a Ratings Event is continuing with respect to Party A.

      The failure by Party A to comply with the provisions hereof shall constitute an Additional Termination Event, with Party A as the sole Affected Party and all Transactions then outstanding between the parties as Affected Transactions.

      II.   As used herein:

      "Approved Credit Support Document" means a security agreement in the form of the 1994 ISDA Credit Support Annex (ISDA Agreements Subject to New York Law Only), as modified by the Paragraph 13 thereto, which Paragraph 13 will be in the form of Annex A to this Agreement;

      "Indenture" means the Indenture, dated as of September 16, 2004, between Party B and U.S. Bank National Association, as Indenture Trustee;

      "Moody's" means Moody's Investors Service, Inc. or any successor thereto;

      "Rating Agencies" means S&P and Moody's;

      "Rating Agency Condition" has the meaning specified in the Indenture;

      "Ratings Event" shall occur with respect to Party A (to the extent that Party A's relevant obligations are rated by Moody's or S&P) if (a) Party A's long-term senior unsecured debt rating is lower than A1 by Moody's or lower than A+ by S&P or (b) Party A's short-term debt rating is lower than P-1 by Moody's or lower than A-1 by S&P or (c) any of the Rating Agency ratings set forth in (a) or (b) above is suspended or withdrawn;

      "S&P" means by Standard & Poor's Ratings Service or any successor thereto; and

      "Third Party Credit Support Document" means any agreement or instrument (including any guarantee, insurance policy, security agreement or pledge agreement) whose terms provide for the guarantee of Party A's obligations under this Agreement by a third party.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date hereof.

      ABN AMRO BANK N.V.              NISSAN AUTO RECEIVABLES 2004-C OWNER TRUST

                                      By: Wilmington Trust Company, as Owner
                                      Trustee

/s/ Frederick P. Engler               /s/ Kathleen A. Pedelini
----------------------------------    ------------------------------------------
Name: Frederick P. Engler             Name: Kathleen A. Pedelini

Title: Senior Vice President          Title: Financial Services Officer

Date: September 16, 2004              Date: September 16, 2004

/s/ Daniel H. Bley
----------------------------------
Name: Daniel H. Bley

Title: Senior Vice President

Date: September 16, 2004